DOCUMENT HEADER
DOCUMENT DESCRIPTION EXHIBIT 4.1
DOCUMENT TYPE 2
COUNT 1

<PAGE 1>
                                                       Exhibit 4.1

                               VWR CORPORATION
                           1995 STOCK INCENTIVE PLAN


                                   SECTION 1
                                    Purpose

     This VWR CORPORATION 1995 STOCK INCENTIVE PLAN ("Plan") is intended to provide a means whereby VWR CORPORATION ("Company") and any Subsidiary of the Company (as hereinafter defined) may, through the grant of incentive stock options and non-qualified stock options (collectively "Options") and stock subject to restrictions ("Restricted Stock") to officers and other Key Employees (as defined in Section 3), attract and retain such Key Employees and motivate such Key Employees to exercise their best efforts on behalf of the Company and of any Subsidiary.

     As used in the Plan, the term "incentive stock options" ("ISOs") means Options which qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), at the time they are granted and which are either designated as ISOs in the Option Agreements (as hereinafter defined) covering such Options or which are designated as ISOs by the Committee (as defined in Section 2 hereof) at the time of grant. The term "non-qualified stock options" ("NQSOs") means all other Options granted under the Plan. The term "Subsidiary" means any corporation (whether or not in existence at the time the Plan is adopted) which, at the time an Option is granted, is a subsidiary of the Company under the definition of "subsidiary corporation" contained in Section 424(f) of the Code or any similar provision hereafter enacted.


SECTION 2
                              Administration

     The Plan shall be administered by the Company's Compensation Committee ("Committee"), which shall consist of not less than three (3) directors of the Company who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors ("Board"). Each member of such Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Except as otherwise permitted under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the applicable rules and regulations thereunder, no member of the Committee shall have been granted Awards (as defined below) pursuant to the Plan or options or equity securities (within the meaning of Rule 16a-1(d) under the Exchange Act) pursuant to any other plan of the Company or of any of its affiliates, as defined in or under the Exchange Act, at any time during the period commencing with the date which is one year prior to the date the member's service on the Committee began and ending on the date which is one day after the date on which the member's service on the Committee ceased. The adoption of this

Plan shall not constitute an election to operate under new Rule 16b-3 under the Securities Exchange Act of 1934 as contained in Release No. 34-28869 (1991) (or any amendments or successors thereto) prior to the end of the phase-in period provided for employee benefit plans by the Securities and Exchange Commission.

     Each member of the Committee shall also be an "outside director" within the meaning of Prop. Treas. Reg. 1.162-27(e)(3) or 1.162-
27(h)(2), or any successors thereto.

     The Committee shall have full and final authority in its absolute discretion, subject to the terms of the Plan and upon consideration of recommendations by the President of the Company, to select the persons to be granted ISOs, NQSOs, and Restricted Stock (collectively "Awards") under the Plan, to grant Awards on behalf of the Company, and to set the date of grant and the other terms of such Awards. The Committee may correct any defect, supply any omission and reconcile any inconsistency in the Plan and in any Award granted hereunder in the manner and to the extent it shall deem desirable. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its shareholders and all officers and employees and former officers and employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

     A majority of the Committee shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee.

     No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder.


                                  SECTION 3
                                 Eligibility

     The class of employees who shall be eligible to receive Awards under the Plan shall be the Key Employees (including any directors who also are Key Employees) of the Company and/or of a Subsidiary, provided that members of the Committee, by virtue of their status as members, shall not be eligible to receive Awards under the Plan. A Key Employee is an officer or employee who occupies a responsible executive, professional or administrative position and who the Committee believes has the capacity to contribute to the success of the Company and its Subsidiaries. More than one Award may be granted to a Key Employee under the Plan

                                    SECTION 4
                                      Stock

     The number of common shares of the Company, par value   $1.00 per
share ("Common Shares"), that may be subject to Awards under the Plan shall be 2,000,000 (two million) shares, subject to adjustment as hereinafter provided; provided, however, that no Key Employee shall receive Options for more than 200,000 (two hundred thousand) Common Shares over the life of the Plan; and

further provided, that no more than 400,000 (four hundred thousand) shares shall be available for the granting of Restricted Stock Awards under the Plan. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, as the Company may determine from time to time.

     Any Common Shares subject to an Option which expires or otherwise terminates for any reason whatever (including, without limitation, the Key Employee's surrender thereof) without having been exercised, and any shares of Restricted Stock which are forfeited, shall continue to be available for the granting of Awards under the Plan; provided, however, that if an Option is cancelled, the Common Shares covered by the cancelled Option shall be counted against the maximum number of shares specified in this Section 4 for which Options may be granted to a single Key Employee.


                                    SECTION 5
                                   Annual Limit

     (a) ISOs. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Shares with respect to which ISOs become exercisable for the first time by a Key Employee during any calendar year (under this Plan and any other ISO plan of the Company or any parent corporation (within the meaning of Section 424(e) of the Code ("Parent")) or Subsidiary) shall not exceed $100,000. The term "Fair Market Value" shall mean the value of the Common Shares arrived at by a good faith determination of the Committee and shall be the average, if any, of the closing prices for the Common Stock as of 4:00 p.m. Eastern Time on the date specified on the principal trading exchange or national automated stock quotation system on which the Common Shares are traded or quoted.

(b) Options Over Annual Limit. If an Option intended as an ISO is granted to a Key Employee and such Option may not be treated in whole or in part as an ISO pursuant to the limitation in (a) above, such Option shall be treated as an ISO to the extent it may be so treated under such limitation and as a NQSO as to the remainder.
For purposes of determining whether an ISO would cause such limitation to be exceeded, ISOs shall be taken into account in the order granted.

(c) NQSOs and Restricted Stock. The annual limit set forth above for ISOs shall not apply to NQSOs and Restricted Stock.

                                    SECTION 6
                                      Options


 a) Granting of Options. From time to time until the expiration or earlier suspension or discontinuance of the Plan, the Committee may, on behalf of the Company, grant to Key Employees under the Plan such Options as it determines are warranted, subject to the limitations of the Plan; provided, however, that grants of ISOs and NQSOs shall be separate and not in tandem. The granting of an Option under the Plan shall not be deemed either to entitle the Key Employee to, or to disqualify the Key Employee from, any participation in any other grant of Awards under the Plan. In making any determination as to whether a Key Employee shall be granted an Option and as to the number of shares to be covered by such Option, the Committee shall take into account recommendations by the President of the Company,(the duties of the Key Employee, the Committee's views as to his or her present and potential contributions to the success of the Company or a Subsidiary, and such other factors as the Committee shall deem relevant in accom-plishing the purposes of the Plan. Moreover, the Committee may determine that the Option Agreement (as defined below) shall provide that said Option may be exercised only if certain conditions, as determined by the Committee, are fulfilled.

(b) Terms and Conditions of Options. The Options granted pursuant to the Plan shall expressly specify whether they are ISOs or NQSOs; however, if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of section 422 of the Code, and otherwise, it shall constitute an NQSO. In addition, the Options granted pursuant to the Plan shall include expressly or by reference the following terms and conditions, as well as such other provisions not inconsistent with the provisions of this Plan as the Committee shall deem desirable, and for ISOs granted under this Plan, the provisions of section 422(b) of the Code:

          (1) Number of Shares. A statement of the number of Common Shares to which the Option pertains.

          (2) Price. A statement of the Option exercise price, which shall be determined and fixed by the Committee in its discretion at the time of grant, but shall not be less 100%
(110% in the case of an ISO granted to a more than 10% shareholder as provided in (9) below) of the Fair Market
Value of the optioned Common Shares on the date the Option is granted. The Option exercise price shall not be reduced after the date of grant.

          (3)   Term.

               (A) ISOs. Subject to earlier termination as provided in Subsections (5), (6) and (7) below, the term of each ISO shall be not more than 10 years (5 years in the case of a more than 10% shareholder as provided in (9) below) from the date of grant.

               (B) NQSOs. Subject to earlier termination as provided in Subsections (5), (6) and (7) below, the term of each NQSO shall be not more than 10 years from the date of grant.

          (4)   Exercise.

               (A) General. Options shall be exercisable in such installments, on such dates and upon satisfaction of such conditions (if any) as the Committee may specify, commencing not less than 12 months from the date of grant, provided that:

                    (i) In the case of new Options granted to a Key Employee in replacement for options (whether granted under the Plan or otherwise) held by the Key Employee, the new Options may be made exercisable, if so determined by the Committee, in its discretion, at the earliest date the replaced options were exercisable;
and

                    (ii) The Committee may accelerate the exercise date of any outstanding Options in its discretion, if it deems such acceleration to be desirable.

               Any Common Shares the right to the purchase of which has accrued under an Option may be purchased at any time up to the expiration or termination of the Option. Exercisable
Options may be exercised, in whole or in part, from time to time by giving written notice of exercise to the Company at its principal office, specifying the number of Common Shares to be purchased and accompanied by payment in full of the aggregate Option exercise price for such shares; provided, however, that any purchase of less than the full amount of Shares subject to exercisable Options held by the Key
Employee shall be in multiples of 100 Shares. Such written notice shall be provided no later than ten (10) days prior to the date of exercise; provided, however, that such ten-day period shall be waived in the case of Options for which the Committee has provided accelerated vesting pursuant to
Section 6(b)(4)(A)(ii). Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon the exercise of an Option granted hereunder shall be forfeited.

               (B) Manner of Payment. The Option price shall be payable:

                    (i)   In cash or its equivalent;

                    (ii) In Common Shares previously acquired by the Key Employee, provided that if such shares were acquired through the exercise of an ISO and are used to pay the Option exercise price of an ISO, such shares have been held by the Key Employee for a period of not less than the holding period described in Section
422(a)(1) of the Code on the date of exercise, or if such Common Shares were acquired through exercise of an ISO and are used to pay the Option exercise price of an NQSO or through exercise of an NQSO or of an option under a similar plan, or if such Common Shares were acquired through the grant of Restricted Stock, such shares have been held by the Key Employee for a period of more than six (6) months on the date of exercise; or

                    (iii)   In any combination of (i) and (ii) above.

                    In the event such Option exercise price is paid, in whole or in part, with Common Shares, the portion of the Option exercise price so paid shall equal the Fair
Market Value on the date of exercise of the Option of the Common Shares surrendered in payment of such Option exercise price.

               (5) Termination of Employment. If a Key Employee's employment by the Company (and Subsidiaries) is terminated by either party prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Key
Employee at any time prior to the earliest of:

                    (A)   The expiration date specified in such Option;

                    (B) Twelve (12) months after the date of such termination of employment;


                    (C) In the case of an ISO, three (3) months after the date of such termination of employment; or

                    (D) In the case of the discharge of a Key Employee for misconduct, willfully or wantonly harmful to the Company, the date of such discharge.

               (6) Exercise upon Disability of Key Employee. If a Key Employee shall become disabled (within the meaning of Section
22(e)(3) of the Code) during his or her employment and, prior to the expiration date fixed for his or her Option, his or her employment is terminated as a consequence of such disability, such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of such termination, or to any greater extent permitted by the Committee, by the Key
Employee at any time prior to the earlier of:

                    (A)   The expiration date specified in such Option;
or

                    (B) One year after the date of such termination of employment.

               In the event of the Key Employee's legal disability, such Option may be so exercised by the Key Employee's legal representative.

(7) Exercise upon Death of Key Employee. If a Key Employee shall die during his or her employment and prior to the expiration date fixed for his or her Option, or if a Key Employee whose employment is terminated for any reason shall die following his or her termination of employment but prior to the earliest of:

                    (A) The expiration date fixed for his or her Option;

                    (B) The expiration of the period determined under Subsections (5) and (6) above; or

                    (C) In the case of an ISO, three months following termination of employment,such Option may be exercised, to the extent of the number of shares with respect to which the Key Employee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, by the Key Employee's estate, personal representative or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Key
Employee, at any time prior to the earlier of:

                         (i)   The expiration date specified in such
Option; or

                         (ii)   One year after the date of death.

               (8) Rights as a Shareholder. A Key Employee shall have no rights as a shareholder with respect to any shares covered by his or her Option until the issuance of a stock certificate to him or her for such shares.


               (9) Ten Percent Shareholder. If the Key Employee owns more than 10% of the total combined voting power of all shares of stock of the Company or of a Subsidiary or Parent at the time an ISO is granted to such Key Employee, the Option exercise price for the ISO shall be not less than 110%
            of the Fair Market Value of the optioned Common Shares on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years after the date the ISO is granted. The conditions set forth in this Subsection (9) shall not apply to NQSOs.

               (10) Grant of Replacement Options. Effective as of the date of exercise by a Key Employee of all or part of his or her Option using Common Shares and provided such Shares were owned by the Key Employee for at least six (6) months prior to their use to exercise the Option, the Committee may, in its discretion, grant the Key Employee a replacement option at the then Fair Market Value for a number of Shares not to exceed the number of Common Shares used by the Key Employee in payment of the purchase price of the Option plus the number of Shares, if any, withheld by the Company to pay the Key Employee's withholding tax obligations as provided in
Section 12(e). The replacement option may be exercised between the date of grant and the date of expiration, which shall be the later of (1) the date of expiration of the Option to which the replacement option is related, or (2) five years after the grant of the replacement option. The replacement option shall be evidenced by an Option Agreement containing such other terms and conditions and not inconsistent with the Plan as the Committee shall approve.

                    (c) Option Agreements. Options granted under the Plan shall be evidenced by written documents ("Option Agreements") in such form as the Committee shall, from time to time, approve, which Option Agreements shall contain such provisions, not inconsistent with the provisions of the Plan for NQSOs granted pursuant to the Plan, and such conditions, not inconsistent with
Section 422(b) of the Code and the provisions of the Plan, for ISOs granted pursuant to the Plan, as the Committee shall deem advisable, and which Option Agreements shall specify whether the Option is an ISO or NQSO; provided, however, if the Option is not designated in the Option Agreement as an ISO or NQSO, the Option shall constitute an ISO if it complies with the terms of Section
422 of the Code, and otherwise, it shall constitute an NQSO.  Each
Key Employee shall enter into, and be bound by, the terms of the Option Agreement.


                                    SECTION 7
                              Restricted Stock Awards.

     From time to time until the expiration or earlier termination of the Plan, the Committee may, on behalf of the Company, make such Restricted Stock Awards under the Plan to Key Employees ("Grantees") as it determines are warranted. Restricted Stock Awards shall be subject to the following terms and conditions, as well as such other terms and conditions as the Committee may prescribe:

          (a) Vesting Period; Conditions. At the time of granting a Restricted Stock Award, the Committee may establish one or more vesting periods ("Vesting Periods") with respect to the Common Shares covered by the Award. The length of any such Vesting
Period(s) applicable to a Restricted Stock Award shall be within the discretion of the Committee. At the time of grant, the Committee may also establish such additional conditions to the payment of a Restricted Stock Award ("Conditions") as it may deem advisable in its sole discretion, such as the achievement of corporate or individual goals. Subject to the provisions of this
Section 7 and any other Conditions prescribed by the Committee, shares subject to a Restricted Stock Award shall vest in the Grantee upon the expiration of the Vesting Period and satisfaction of any Conditions with respect to such shares. The Committee may accelerate the vesting date of any unvested shares subject to a Restricted Stock Award in its discretion, if it deems such acceleration to be desirable.

          (b) Issuance and Delivery of Certificates. Upon the granting of a Restricted Stock Award, the Company may, if so determined by the Committee at the time of the grant, issue certificates representing the shares subject to the Restricted Stock Award in the name of the Grantee. Any such shares shall bear a legend indicating that they are subject to the terms of the Plan and the Restricted Stock Award Agreement (as hereinafter defined) and that they may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and the Restricted Stock Award Agreement. Upon issuance of such certificates, the Grantee shall immediately execute a stock power or other instrument of transfer, appropriately endorsed in blank, to be held with the certificates by the Company pursuant to the terms of the Plan and the Restricted Stock Award Agreement.
Only full shares shall be issued, and any fractional shares which might otherwise be issuable pursuant to a Restricted Stock Award shall be forfeited.

          (c) Rights as a Shareholder. If the Company issues certificates representing the shares subject to a Restricted Stock Award prior to the expiration of the Vesting Period for the shares subject to such Award and prior to the satisfaction of the Conditions, if any, pertaining to such Award, the Key Employee shall be entitled to receive dividends paid on such shares, shall have the right to vote such shares, and shall have all other shareholder's rights with respect to such shares, except that (1) the Key Employee will not be entitled to delivery of the stock certificate, (2) the Company will retain custody of the Common Shares, and (3) except as otherwise determined by the Committee pursuant to Section 7(d), the Shares subject to the Restricted Stock Award will revert to the Company to the extent all Vesting Periods and Conditions applicable to such Award are not satisfied.

          (d) Termination of Employment. At the time of granting a Restricted Stock Award, the Committee shall specify in the Restricted Stock Award Agreement, the manner of determining the number, if any, of unvested shares subject to the Award which shall become vested in the Grantee, or in his or her beneficiary or estate, if the Grantee's employment by the Company (and

      Subsidiaries) is terminated prior to the later of the expiration of the Vesting Period or the satisfaction of all of the Conditions with respect to such shares. Any Restricted Stock Award Agreement may provide different vesting provisions upon a Grantee's termination due to death or disability. Any remaining shares covered by the Grantee's Restricted Stock Award not vested pursuant to the terms of the Restricted Stock Award Agreement shall immediately be forfeited upon termination of employment, except that the Committee, if it determines that the circumstances warrant, may direct that all or a portion of such remaining unvested shares also be vested in the
      Grantee, or in his/her beneficiary or estate, subject to such further terms and conditions, if any, as the Committee may determine.

          (e) Payment for Restricted Stock. The Committee may, on behalf of the Company, grant Restricted Stock Awards under which the Key Employee shall not be required to make any payment for the Restricted Stock or, in the alternative, under which the Key Employee, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Common Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid as provided in the Restricted Stock Award Agreement.

          (f) Restricted Stock Award Agreement. Restricted Stock Awards under the Plan shall be evidenced by written documents ("Restricted Stock Award Agreements") in such form as the Committee shall, from time to time, approve, which Restricted Stock Award Agreements shall contain such provisions, not inconsistent with the provisions of the Plan, as the Committee shall deem advisable. Each Grantee shall enter into, and be bound by the terms of, the Restricted Stock Award Agreement.

          (g) Section 83(b) Election Not Permitted. Each Grantee shall agree in writing at the time of any Award, and as a condition thereof, that the Grantee shall not make an election under Section
83(b) of the Code, to include in the Grantee's gross income as determined for federal income tax purposes any part of the value of Shares issued or transferred to the Grantee under the Award unless all restrictions pertaining to that portion of the Restricted Stock
Award with respect to which the Grantee desires to make an election shall have lapsed. If a Grantee subsequently makes such an election, all Shares covered by the Restricted Stock Award shall be forfeited to the Company.


                                    SECTION 8
                                Capital Adjustments

     The number of shares which may be issued under the Plan, the maximum number of shares with respect to which Options may be granted to any Key Employee under the Plan, both as stated in Section 4 hereof, the number of shares issuable upon exercise of outstanding Options under the Plan (as well as the Option exercise price per share under such outstanding

Options), and the number of shares issuable upon the vesting of outstanding Restricted Stock Awards (as well as the purchase price, if any, for such shares) shall, subject to the provisions of Section 424(a) of the Code, be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

     In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor corporation; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options, the Committee shall give each Key Employee holding an Option to be terminated not less than seven days' notice prior to any such termination by reason of such a corporate transaction, and any such Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to, and including the date immediately preceding such termination. Further, as provided in Section 6(b)(4)(A)(ii) hereof, the Committee, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable.

     The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that, in the case of ISOs, such change is excluded from the definition of a "modification" under Section 424(h) of the Code.


                                 SECTION 9
                    Amendment or Discontinuance of the Plan

     At any time and from time to time, the Board may suspend or terminate the Plan or amend it, and the Committee may amend any outstanding Awards, in any respect whatsoever, except that the following amendments shall require the approval by the affirmative votes of holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company:

           (a)   Any amendment which would:

               (1) Materially increase the benefits accruing to directors and officers, within the meaning of Rule 16a-1(f) under the Exchange Act (hereinafter referred to as "Officers"), under the Plan;

               (2) Materially increase the number of Common Shares which may be issued to directors and Officers under the Plan;
or

               (3) Materially modify the requirements as to eligibility for directors and Officers to participate in the Plan;

           (b)   With respect to ISOs, any amendment which would:

               (1) Change the class of employees eligible to participate in the Plan;

               (2) Except as permitted under Section 8 hereof, increase the maximum number of Common Shares with respect to which ISOs may be granted under the Plan; or

               (3) Extend the duration of the Plan under Section 10 hereof with respect to any ISOs granted hereunder; and

          (c) Any amendment which would require shareholder approval pursuant to Prop. Treas. Reg. 1.162-27(e)(4)(vi), or any successor thereto.

Notwithstanding the foregoing, no such suspension, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Award without the consent of such holder.


                                    SECTION 10
                               Termination of Plan

     Unless earlier terminated as provided in the Plan, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on August 30, 2005, which date is within 10 years after the date the Plan was adopted by the Board, and no Awards hereunder shall be granted thereafter. Nothing contained in this Section 10, however, shall terminate or affect the continued existence of rights created under Awards issued hereunder and outstanding on August 30, 2005 which by their terms extend beyond such date.


                                  SECTION 11
                              Shareholder Approval

     This Plan shall become effective on August 31, 1995 (the date the Plan was adopted by the Board); provided, however, that if the Plan is not approved by the affirmative vote of the holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of the shareholders of the Company, within 12 months after said date, the Plan and all Awards granted hereunder shall be null and void and no additional Awards shall be granted hereunder. Any Awards granted prior to such shareholder approval shall be conditioned upon subsequent shareholder approval.

                                    SECTION 12
                                  Miscellaneous

          (a) Governing Law. The Plan, and the Option Agreements and Restricted Stock Award Agreements (collectively the "Award
Agreements") entered into, and the Awards granted thereunder, shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the operation of, and the rights of Key
Employees under, the Plan, the Award Agreements, and the Awards shall be governed by applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania.

          (b) Rights. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Award, or any other right hereunder, unless and until the Committee shall have granted such individual an Award, and then his or her rights shall be only such as are provided by the Plan and the Award Agreement.

          Any Option under the Plan shall not entitle the holder thereof to any rights as a shareholder of the Company prior to the exercise of such Option and the issuance of the shares pursuant thereto.
Further, notwithstanding any provisions of the Plan or any Award
Agreement with a Key Employee, the Company shall have the right, in its discretion, to retire a Key Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever.

          (c) No Obligation to Exercise Option. The granting of an Option shall impose no obligation upon a Key Employee to exercise such Option.

          (d) Non-Transferability. Unless an Option Agreement provides otherwise, no Award shall be assignable or transferable by the Key Employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the Key Employee, any Options shall be exercisable only by him or her or by his or her guardian or legal representative. If a Key Employee is married at the time of exercise of an Option and if the Key Employee so requests at the time of exercise, the certificate or certificates issued shall be registered in the name of the Key Employee and the Key Employee's spouse, jointly, with right of survivorship.

          (e) Withholding and Use of Shares to Satisfy Tax Obligations. The obligation of the Company to deliver Common Shares pursuant to any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements.
          In connection with an Award in the form of Common Shares subject to the withholding requirements of applicable federal tax laws, the Key Employee subject to such withholding rules
("Withholding Rules") as shall be adopted by the Committee, may elect to satisfy the minimum required federal, state and local withholding tax, in whole or in part, by having the Company withhold Common Shares, which shares shall be valued, for this purpose, at their Fair Market Value. For this purpose, Fair Market

      Value shall be determined, in the case of Options, on the date of exercise, and in the case of Restricted Stock, on the date the Vesting Period has expired and all Conditions have been satisfied
(or if later, the date on which the Key Employee recognizes ordinary income with respect to such exercise) (the "Determination Date"). An election to use Common Shares to satisfy tax withholding requirements must be made in compliance with and subject to the Withholding Rules. The Company may not withhold shares in excess of the number necessary to satisfy the minimum required federal, state and local income tax withholding requirements. In the event Common Shares acquired under the exercise of an ISO are used to satisfy such withholding requirement, such Common Shares must have been held by the Key
Employee for a period of not less than the holding period described in Section 422(a)(1) of the Code on the Determination Date, or if such Common Shares were acquired through exercise of an NQSO or of an option under a similar plan, such option must have been granted to the Key Employee at least six months prior to the Determination Date.

          (f) Listing and Registration of Shares. Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or vesting of shares thereunder, or that action by the Company or by the Key Employee should be taken in order to obtain an exemption from any such requirement, no such Option may be exercised, in whole or in part, and no shares shall be delivered pursuant to a Restricted Stock Award, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Committee. Without limiting the generality of the foregoing, each Key Employee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares purchased upon exercise of an Option or received pursuant to a Restricted Stock Award are being purchased for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.

          (g) Proceeds from Sale of Stock. Proceeds of the purchase of optioned Common Shares, as well as the purchase price, if any, upon expiration of the Vesting Period and satisfaction of the Conditions with respect to Restricted Stock, shall be for the general business purposes of the Company.

          IN WITNESS WHEREOF, VWR CORPORATION has caused these presents to be duly executed, under seal, this 31st day of August, 1995.


ATTEST:						VWR CORPORATION
[SEAL]


/S/ Walter S. Sobon            		By: /S/ Jerrold B. Harris
Walter S. Sobon, Secretary		   Jerrold B. Harris, Chief
							   Executive Officer and
							   President